Exhibit 16.1

                         [On Conner Ash P.C. Letterhead]


June 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 10, 2004 of LMI Aerospace, Inc. and are in agreement with the statements contained in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Conner Ash P.C.